Exhibit 99

CACI Issues Guidance for Its Fiscal Year 2018

Revenue projected to be $4.35 to $4.5 billion

Organic revenue growth projected to be 2.6 percent at mid-point of guidance ranges

Net income projected to be $165 million to $173 million

Operating cash flow projected to be greater than $280 million

FY 2017 guidance reiterated

ARLINGTON, Va.--(BUSINESS WIRE)--June 21, 2017--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, issued its guidance for its Fiscal Year 2018 (FY18) which begins July 1, 2017, and reiterated its Fiscal Year 2017 (FY17) guidance.

Commentary

Ken Asbury, CACI’s President and CEO said, “Our FY18 guidance builds on our solid performance during FY17 and meets our key financial goals of growing revenue organically one to four percent above our addressable market and growing our margins 10 to 30 basis points. We are confident in our market-based strategy to deliver high-end solutions and services that enable our customers to perform their critical missions. We believe we are well-positioned to win, take market share, and continue to build long-term shareholder value.”

Guidance for Fiscal Year 2018

The table below summarizes our FY18 guidance ranges and represents our views as of June 21, 2017:

(In millions except for tax rate and earnings per share)	Fiscal Year 2018 Guidance
Revenue	$4,350 - $4,500
Net income attributable to CACI	$165 - $173
Effective corporate tax rate	36.5%
Diluted earnings per share	$6.52 - $6.84
Diluted weighted average shares	25.3

Following are the key factors related to our FY18 guidance:

  We expect that our gross profit margin will range between 32 percent and 33 percent.
  We expect indirect costs and selling expenses will be approximately flat to slightly below FY17.
  Depreciation and amortization is expected to be approximately $75 million.
  Net interest expense is expected to be approximately $45 million.
  We expect that operating cash flow will be greater than $280 million.
  We expect that capital expenditures will total approximately $35 to $40 million, driven by facility consolidation, IT improvements, and new facilities to support expected new business wins.

FY17 Guidance Reiterated

We are reiterating the FY17 guidance we issued on May 3, 2017. The table below summarizes our FY17 guidance and represents our views as of June 21, 2017:

(In millions except for tax rate and earnings per share)	FY 2017 Guidance
Revenue	$4,275 - $4,350
Net income attributable to CACI	$157 - $163
Effective corporate tax rate	34.3%
Diluted earnings per share	$6.25 - $6.49
Diluted weighted average shares	25.1

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, June 22, 2017, during which members of our senior management will be making a brief presentation followed by a question-and-answer session to discuss the guidance and management’s performance expectations for the new fiscal year. You can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI’s website at www.caci.com at the scheduled time. You may also dial in to 1-888-317-6003, confirmation code 8451673. Slides of the presentation will be available on our website during the call. A replay of the call will also be available over the Internet, and can be accessed through CACI’s website (www.caci.com).

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap600 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 19,000 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change as a result of transitioning to a new presidential administration that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com